                                                                      Exhibit 11


                         CASEY'S GENERAL STORES, INC.
                       Computation of Per Share Earnings
          (Dollars in Thousands, Except Share and Per Share Amounts)

                                         Three Months Ended
                                               July 31,
                                     --------------------------
                                         2001           2000
                                     -----------     ----------
Basic earnings per share
------------------------

Weighted average number of
  shares outstanding                  49,499,162     49,453,095
                                                     ==========

Net income                           $    12,708         15,725
                                     ===========     ==========

Basic earnings per common share      $       .26            .32
                                     ===========     ==========


Diluted earnings per share
--------------------------

Weighted average number of
  shares outstanding                  49,499,162     49,453,095
Shares applicable to
  stock options                          148,698        146,296
                                     -----------     ----------

                                      49,647,860     49,599,391
                                     ===========     ==========

Net income                           $    12,708         15,725
                                     ===========     ==========

Diluted earnings per common share    $       .26            .32
                                     ===========     ==========
